Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 2, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in the accounting and reporting for noncontrolling interests, as to which the date is February 18, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in The Walt Disney Company’s Current Report on Form 8-K dated February 18, 2010.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

May 11, 2010